UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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RTI SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow RTI Stockholders,

RTI Surgical’s (“RTI” or “the Company”) annual meeting of stockholders is fast approaching. We urge you to vote FOR the election of RTI’s highly qualified nominees: Peter F. Gearen; Brian K. Hutchison; Thomas A. McEachin; Jonathon M. Singer; Paul G. Thomas; Nicholas J. Valeriani and Shirley A. Weis. Messrs. Gearen, Hutchison, and McEachin and Ms. Weis are existing directors. We believe our nominees have the right mix of qualifications, experience and skill sets to successfully direct RTI and oversee our strategy to create long-term value for ALL RTI stockholders.

We have outlined and continue to execute against a strategic plan, which we believe is clear, to improve profitability and generate attractive returns. Important elements of our strategic plan include investing in our higher-gross margin direct sales business and broadening our implant portfolio to include metals and synthetics, while controlling our cost base. We believe that by executing this strategy we will become a $500-million-revenue company by growing revenue faster than the market with gross margins approaching 60% and operating margins approaching 20% of total revenues, and enhance long-term stockholder value.

We believe that our fiscal year 2015 financial results demonstrate that our strategy continues to gain traction: revenues grew 7.4% (9% on a constant currency basis), adjusted EBITDA1 grew 36.4% and adjusted net income1 per fully diluted common share grew 109%. Additionally, our first quarter of 2016 exceeded our guidance on the top line and met guidance on the bottom line. We believe that you should vote for our slate of highly qualified nominees to ensure that we continue on this path of positioning RTI for long-term stockholder value creation.

RTI IS SUCCESSFULLY TRANSITIONING TO A MAJORITY OF SALES THROUGH A DIRECT MODEL TO DRIVE HIGHER REVENUE GROWTH, EXPAND MARGINS AND INCREASE LONG-TERM STOCKHOLDER VALUE

We are strategically shifting our focus onto direct sales because we believe they have more growth potential, higher gross margins and greater predictability than commercial sales. Since we launched our direct sales force in 2005, we have successfully grown direct sales faster than the market with a compound annual growth rate of 29% between 2005 and 2015, and we increased direct sales 11% year over year in the first quarter of 2016. As a result, we have been able to increase our direct sales from approximately 40% of revenues in 2011 to approximately 50% of revenues in 2015, and expect to grow direct sales to approximately 60% of revenues in the long-term. Our strategic priorities to grow our higher-margin direct sales faster than the market are:

•	Drive growth in our focused products: map3® cellular allogeneic bone graft, nanOss® advanced bone graft substitute and U.S. direct surgical specialties. In the first quarter of 2016, revenue for this portfolio grew 48% year-over-year, with balanced growth across the three product groups. We expect our focused products revenue to grow at a five-year compound annual growth rate approaching 50% and generate gross margins of approximately 70%.

•	Add strategically to direct distribution. We launched our first direct sales force in 2005 and expanded our direct sales steadily over the next 10 years. For our direct spine business, which is our largest direct business and represents 44% of our first quarter 2016 direct revenue, we have

[1]	Non-GAAP reconciliation provided at the end of this letter

Global Headquarters   |   11621 Research Circle, Alachua, FL 32615

 t. 386.418.8888 • 877.343.6832   |   f. 386.418.0342   |   rtisurgical.com

been adding representatives in a manner that we believe is strategic and targeted. This has driven in the first quarter of 2016 a year-over-year increase of 17% in revenues, 27% in our distributor relationships and 31% in surgeon users for our direct spine business.

•	Innovate and launch new products. In 2015 we launched 16 new products or line extensions and so far in 2016, we have introduced three new spine products that we believe are important: the Unison-C Anterior Cervical Fixation System, which is a standalone device for interbody market; deformity instrumentation for the Streamline TL Spinal Fixation System, which is an expansion of our existing system that provides surgeons with the instruments necessary in challenging adult deformity cases; and the Release Laminoplasty Fixation System, which is a system that allows for central spinal cord decompression from C3 to T3 in laminoplasty procedures. We are also expecting the first human implantation of our long-term bovine project in mid-2016 pending ethical committee reviews. We believe this is an exciting product that could revolutionize treatment for ligament reconstruction, and we expect it to be the first product of this type for ligament reconstruction to have significant and relevant clinical data. Additionally, in the first quarter of 2016, the company signed an exclusive U.S. licensing agreement with Oxford Performance Materials for its 3-D printing technology platform and proprietary OXPEKK® polymer to manufacture spinal implants.

•	Increase our international footprint. We have expanded our distribution to nearly 50 countries worldwide, and year-over-year we increased our international direct sales 18% in the first quarter of 2016. We installed a new international management team in the fourth quarter of 2015, we restructured our sales organization in Europe, the Middle East and Africa and are currently optimizing our sales teams in Asia Pacific and Latin America.

As we pivot our business to higher-growth and higher-margin direct sales, we continue to maintain our commercial business that sells through distributors. This business contributed 46% of our total revenue in fiscal year 2015 and contributes cash flow that helps fund the expansion of our direct business. Additionally, these are long-term contracts and are extremely important to maximize the gift of donated tissue that is being entrusted to the Company.

RTI HAS SUCCESSFULLY COMPLETED M&A THAT IT BELIEVES HAS BEEN TRANSFORMATIONAL AND HAS ACCELERATED OUR VALUE-CREATION STRATEGY, HELPED ADAPT TO A CHANGING MARKET, AND BETTER POSITIONED THE BUSINESS FOR LONG-TERM GROWTH

In an effort to capitalize on the growth opportunities in our market and to transform RTI into a leading global surgical implant company, we have successfully acquired and integrated Tutogen Medical in 2008 and Pioneer Surgical Technology in 2013. At the time of RTI’s IPO in 2000, the Company was primarily a tissue bank with insufficient use of tissues other than bone tissue and limited relationships with Organ Procurement Organizations (“OPO”). RTI had no direct sales force and only had relationships with two commercial distributors, contributing to low profitability and no free cash flow generation. Through mergers and acquisitions that we believe are strategic and well-executed, we have accelerated our strategy to develop direct sales, drive growth and increase margins.

•	Merger with Tutogen Medical (2008): We believe the merger with Tutogen Medical met several strategic objectives including: creating a stronger market positon by becoming the number two tissue-based implant company; adding new tissue applications to maximize the donation; building and strengthening relationships with OPOs and tissue banks; and expanding and diversifying commercial distributor relationships. The merger contributed to stronger financial performance and following the merger, the Company achieved low to mid-single-digit operating margin and turned cash flow positive.

•	Acquisition of Pioneer Surgical Technology (2013): We believe the acquisition of Pioneer Surgical Technology positioned RTI to capitalize on the changing healthcare landscape by: adding scale to the direct channel in the U.S. and globally; broadening and diversifying RTI’s product portfolio by adding metals and synthetics; adding nanOss® advanced bone graft substitute, one of our focused products growing at approximately 50% a year; and expanding and strengthening our commercial distribution relationships. The acquisition strengthened our financial performance with revenue growing from $178 million in 2012, the year before the acquisition, to $282 million in 2015, and operating margin improving from 7% in 2012 to 9% in 2015.

Together these two transactions have, in our opinion, established the platform for RTI’s long-term growth with enhanced profitability and cash flow. They have accelerated execution of our strategy and enabled the transition to a larger direct sales model that, in our view, will underpin sustainable and lower-risk value creation for all stockholders.

WE BELIEVE RTI’S BOARD NOMINEES HAVE THE RIGHT MIX OF QUALIFICATIONS, EXPERIENCE AND SKILL SETS TO SUCCESSFULLY DIRECT RTI AND OVERSEE EXECUTION OF MANAGEMENT’S AND THE BOARD’S VALUE-CREATION STRATEGY

As the Company has entered new stages of development and transformed to address the changing industry and healthcare paradigm, our nominating and governance committee has recognized the need for change and has led the endeavor to refresh the Board in an effort to ensure we have the right leadership team to enhance long-term stockholder value. If our slate of nominees is elected at the upcoming meeting of stockholders, seven of nine directors will have served in their positions for three years or less.

RTI’s slate of nominees together represent an array of experience that the Board believes will be instrumental in helping RTI capitalize on the opportunities in our market and enter our next chapter of growth. The slate provides CEO experience at an orthopedic and medical device company, public company CFO and big four accounting firm experience, public company board experience, orthopedic surgeon experience to ensure the customer voice is represented, and provider and payor experience.

RTI’s independent nominating and governance committee conducted a thorough evaluation to identify director nominees with, it believes, the right skills, qualifications and experience to help grow value for all RTI stockholders. This process included an evaluation of a number of candidates, including all the director candidates proposed by the dissident stockholder Krensavage Partners, LP (“Krensavage”). The nominating and governance committee unanimously determined that RTI’s director nominees are the better leadership team to direct our next phase of growth and increase long-term stockholder value.

PROTECT YOUR INVESTMENT AND VOTE THE WHITE PROXY CARD TODAY

We believe the Board and management team have made significant progress transitioning to a majority of sales through a direct model that will support sustainable value creation. The strategy is yielding stronger financial results with direct sales growing double digits and profitability improving with cumulative adjusted operating income from the period 2011 through 2015 as a percent of revenue improving significantly when compared to periods prior to 2011. The RTI slate is committed to continuing on this path towards enhanced sustainable value creation for ALL stockholders. We urge you to protect your investment and vote the WHITE proxy card FOR the election of RTI’s highly qualified nominees: Peter F. Gearen; Brian K. Hutchison; Thomas A. McEachin; Jonathon M. Singer; Paul G. Thomas; Nicholas J. Valeriani and Shirley A. Weis.

It is critical that you vote the enclosed WHITE proxy card TODAY to protect your investment, and disregard any green proxy cards that you might receive from Krensavage. Stockholders who have previously submitted proxy votes in favor of the dissident’s nominees or withholding votes from the dissident’s nominees can change their votes to favor RTI’s nominees by submitting the WHITE proxy card. Only the latest-dated, validly executed proxy card counts.

If you have questions or need assistance in voting your WHITE proxy, please call:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(866) 856-2826 (Toll Free)

Email: RTIX@georgeson.com

Sincerely,

Curtis M. Selquist

Chairman of RTI’s board of directors

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Important Additional Information

RTI Surgical has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2016 annual meeting of shareholders. Shareholders are strongly advised to read RTI’s 2016 proxy statement and the accompanying WHITE proxy card and other documents filed with the SEC when they become available because they will contain important information. Shareholders can obtain copies of RTI’s 2016 proxy statement, any amendments or supplements to the proxy statement and other relevant solicitation materials filed by RTI with the SEC in connection with its 2016 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov, on the company’s website at www.rtix.com, or by writing to our Corporate Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. RTI, its directors, and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with its 2016 annual meeting of shareholders. Information concerning persons who may be considered participants in the solicitation of RTI’s shareholders under the rules of the SEC is set forth in public filings filed by RTI with the SEC and in the definitive proxy statement relating to its 2016 annual meeting of shareholders.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements regarding the further strengthening of our board when RTI’s new director candidates are elected, our strategic plans to grow, improve profitability and enhance value for all RTI stockholders, our financial goals, our progress towards executing our strategy, and our expected growth in 2016. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the SEC. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

Use of Non-GAAP Financial Measures

This letter includes adjusted EBITDA and adjusted net income per share, non-GAAP financial measures that exclude certain amounts. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. A reconciliation of the non-GAAP financial measures to the corresponding GAAP measure is included in the table below.

Adjusted EBITDA and adjusted net income per share should not be considered in isolation, or as a replacement for GAAP measures. The Company believes that presenting adjusted EBITDA and adjusted net income per share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making. The Company further believes that providing this information better enables the Company’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

The following is an explanation of the adjustments that management excluded as part of adjusted measures for the twelve month period ended December 31, 2015 and 2014 as well as the reason for excluding the individual items:

(1) 2015 Asset abandonments – This adjustment represents an abandonment of certain long-term assets at our German facility. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

(2) 2015 and 2014 Litigation and settlement charges – This adjustment represent charges relating to settlements of domestic and international distributor disputes. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

(3) 2015 and 2014 Severance charges – This adjustment represents charges relating to the termination of former employees. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

(4) 2014 Inventory purchase accounting adjustment – This adjustment represents the purchase price effects on the sale of inventory acquired in the Pioneer Surgical Technologies, Inc. acquisition in 2013, which have been included in costs of processing and distribution. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	Twelve Months
	Ended December 31,
	2015	2014
Net income (loss)	$11,610	$(417)
Interest expense, net	1,489	1,348
Provision for income taxes	8,299	1,493
Depreciation	12,240	11,010
Amortization of intangible assets	4,282	4,385

EBITDA	37,920	17,819
Reconciling items impacting EBITDA
Preferred dividend	3,305	3,113
Non-cash stock based compensation	2,548	2,247
Foreign exchange (gain) loss	(78)	88
Other reconciling items(1)
Asset abandonments	814	—
Litigation and settlement charges	804	185
Severance charges	995	4,798
Inventory purchase accounting adjustment	—	5,708

Adjusted EBITDA	$46,308	$33,958

Adjusted EBITDA as a percent of revenues	16%	13%

(1)	See explanations in Use of Non-GAAP Financial Measures below.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Applicable to Common Shares and Net Income (Loss) Per Diluted Share to

Adjusted Net Income Applicable to Common Shares and Adjusted Net Income Per Diluted Share

(Unaudited, in thousands except per share data)

	Twelve Months Ended
	December 31, 2015		December 31, 2014
	Net		Net
	Income	Amount	Loss	Amount
	Applicable to	per Diluted	Applicable to	per Diluted
	Common Shares	Share	Common Shares	Share
As reported	$11,610	$0.20	$(417)	$(0.01)
Asset abandonments, net of tax effect (1)	584	0.01	—	—
Litigation and settlement charges, net of tax effect (2)	543	0.01	133	0.00
Severance charges, net of tax effect (3)	615	0.01	3,007	0.05
Inventory purchase accounting adjustment, net of tax effect (4)	—	—	3,467	0.06

Adjusted net income	$13,352	$0.23	$6,190	$0.11

Note: Amounts may not foot due to rounding.

Footnotes:	2015		2014
(1) Asset abandonments, net of tax effect, as follows:
Asset abandonments	$814
Tax effect on asset abandonments	(230)

Asset abandonments, net of tax effect	$584

(2) Litigation and settlement charges, net of tax effect, as follows:
Litigation and settlement charges	$804		$185
Tax effect on litigation and settlement charges	(261)		(52)

Litigation and settlement charges, net of tax effect	$543		$133

(3) Severance charges, net of tax effect, as follows:
Severance charges	$995		$4,798
Tax effect on severance charges	(380)		(1,791)

Severance charges, net of tax effect	$615		$3,007

(4) Inventory purchase accounting adjustment, net of tax effect, as follows:
Inventory purchase accounting adjustment			$5,708
Tax effect on inventory purchase accounting adjustment			(2,241)

Inventory purchase accounting adjustment, net of tax effect			$3,467